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                                                                  EXHIBIT 10.11

                    PRODUCTION AND NON-COMPETITION AGREEMENT

     This Production and Non-Competition Agreement (the "Agreement") is dated as of October 31, 1996 and is an agreement by and between LDM Technologies, Inc., a Michigan corporation ("LDM") of 2500 Executive Hills Drive, Auburn Hills, Michigan 48326 and DDM Plastics, Inc. ("DDM") of 50 Clearview Drive, Tillsonburg, Ontario N4G 4J1.

                                    RECITALS

     WHEREAS, LDM is a manufacturer of interior and exterior plastic trim parts and under-the-hood and functional plastic parts (collectively "Products") for sale primarily to certain customers located in Canada, Mexico and the United States (collectively the "NAFTA Countries"); and

     WHEREAS, DDM is a manufacturer of Products for sale primarily to certain customers (e.g., CAMI, Honda, Mazda and Toyota) with manufacturing operations located in the NAFTA Countries; and

     WHEREAS, from time to time, the need may arise for LDM and DDM to sub-contract certain production contracts for Products to the other as a result of timing and capacity concerns; and

     WHEREAS, LDM and DDM desire to set forth the terms of their relationship for the production of Products for each other on a sub-contract basis; and

     WHEREAS, LDM and DDM desire to avoid competition with each other with respect to the manufacture of Products for their respective existing customers.

     NOW, THEREFORE, in consideration of the covenants and undertakings contained herein, LDM and DDM agree as follows:

     1. TERM OF AGREEMENT: The term of this Agreement shall be three (3) years from the date of this Agreement. The term of this Agreement shall be automatically extended for successive one (1) year periods unless (a) either party notifies the other at least three hundred fifty (350) days prior to the end of a term (either initial or renewal term) that the party wishes to terminate the Agreement at the end of the current term or (b) the Agreement has been previously terminated in accordance with Section 4 below.

     2. PRODUCTION: (a) During the term of this Agreement, DDM shall produce Products as a sub-contractor to LDM for sale to the customers of LDM located in NAFTA Countries.

     This production shall occur when mutually agreed upon by LDM and DDM and shall be based on signed production contracts and/or purchase orders issued by LDM's customers listed on Exhibit 2.1 attached hereto, copies of which will be delivered to DDM. All of
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the terms of the contracts and/or purchase orders between LDM's customer and
LDM shall apply to LDM and DDM as if LDM was the customer and DDM was the manufacturer with the exception that the unit price payable by LDM to DDM shall be the unit price under LDM's contract with its customer minus five percent (5%); provided, however, that with respect to the GMX-130 program, if LDM is able to achieve a price increase from General Motors Corporation ("GM") for the GMX-130 program within six (6) months from the date of this Agreement, then the parties agree to share the increase on a 60%-40% basis (60%-LDM and 40%-DDM). For its part, LDM will remain responsible for program management on these subcontracts (i.e., the provision of pre-launch sales, marketing and engineering services).

     (b) During the term of this Agreement, LDM shall produce Products, as a sub-contractor to DDM, for sale to the customers of DDM located in NAFTA Countries.

     This production shall occur when mutually agreed upon by DDM and LDM and shall be based on signed production contracts and/or purchase orders issued by DDM's customers listed on Exhibit 2.2 attached hereto, copies of which will be delivered to LDM. All of the terms of the contracts and/or purchase orders between DDM's customers and DDM shall apply to DDM and LDM as if DDM was the customer and LDM was the manufacturer with the exception that the unit price payable by DDM to LDM shall be the unit price under DDM's contract with its customer minus five percent (5%). For its part, DDM will remain responsible for program management on these subcontracts (i.e., the provision of pre-launch sales, marketing and engineering services) with the exception of the GMX-130 GT Version, the sub-contract for which may be awarded by LDM to DDM on an annual basis without automatic renewal or extension.

     (c) Once production is commenced by DDM or LDM on the sub-contractor basis referred to in subparagraphs (a) and (b) above, production shall continue by that party for the life of the customer's program.

     3. NON-COMPETITION: (a) During the term of this Agreement and for a period of two (2) years after the termination of this Agreement, DDM shall not be allowed to solicit or accept any purchase order or production contract from any of the customers of LDM for which DDM has acted as a sub-contractor in accordance with Section 2 above with respect to the manufacture and production of Products.

     (b) During the term of this Agreement and for a period of two (2) years after the termination of this Agreement, LDM shall not be allowed to solicit or accept any purchase order or production contract from any of the customers of DDM for which LDM has acted as a sub-contractor in accordance with Section 2 above with respect to the manufacture and production of Products.


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     (c)  The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The parties agree that damages are an inadequate remedy for any breach of this Section 3 and that the non-breaching party shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision. If either party shall violate this Section 3, the duration of this Section 3 automatically shall be extended as against such violating party for a period equal to the period during which such party shall have been in violation of this Section 3 and, after such violation, the unit price paid on all sub-contracts performed by the violating party under this Agreement shall be reduced to the unit price under the basic contract with the customer minus fifteen percent (15%). The covenants contained in this Section 3 are deemed to be material and each party is entering into this Agreement relying on such covenants.

     4.  TERMINATION.   (a)  This Agreement shall be completely terminated with
respect to all sub-contracts for the Products upon the occurrence of any one of the following:

     (i)  Mutual agreement in writing by the parties.

    (ii) Notice of non-renewal at the end of the initial term or any renewal term as set forth in Section 1 above.

     (b) This Agreement shall be partially terminated with respect to a particular sub-contract upon the failure by the producing party to manufacture Products for a particular sub-contract to a quality level and delivery level acceptable to the other party's customers. This Agreement may be terminated pursuant to this subsection (b) with respect to a particular sub-contract only after the producing party has received written notice from the other party of the production and/or delivery problems and has failed to resolve or cure such problems within thirty (30) days from such notice; provided however, that in the case of a catastrophic failure by the producing party to perform (i.e., a failure which if not addressed within 24-48 hours will result in the customer cancelling the contract and/or purchase order and shifting the


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business to another manufacturer), then the other party may move or transfer the production to its own production facilities or to another subcontractor with 24 hours prior written notice to the producing party.

     5. SUCCESSORS AND ASSIGNS; ASSIGNMENT: This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of LDM and DDM. Notwithstanding the foregoing, neither party shall assign its interest in the Agreement to an entity which is not an affiliate or subsidiary of such party without the written consent of the non-assigning party, which consent shall not be unreasonably withheld or delayed.

     6. ENTIRE AGREEMENT; AMENDMENT: This Agreement represents the entire understanding and agreement of LDM and DDM with regard to the subject matter hereof and supersedes any prior verbal or written agreements or understandings with respect to such subject matter. This Agreement may only be amended by a document in writing signed by both parties.

     7. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan and the United States of America.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 31st day of October, 1996.

                                        LDM TECHNOLOGIES, INC. ("LDM")


                                        By: Richard J. Nash
                                           --------------------------------
                                            Richard J. Nash,
                                            President


                                        DDM PLASTICS, INC. ("DDM")


                                        By: Hiromi Kogi
                                           --------------------------------
                                            Hiromi Kogi,
                                            President




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                                  EXHIBIT 2.1

                            LDM'S EXISTING CUSTOMERS



                              Chrysler Corporation

                               Ford Motor Company

                           General Motors Corporation

                                   Volkswagen
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                                  EXHIBIT 2.2

                            DDM'S EXISTING CUSTOMERS




                                      CAMI

                                     Honda

                                     Mazda

                                     Toyota